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                                                                    EXHIBIT 3.85

[LOGO OF CROSSBEAM.COM]
  web site development


www.crossbeam.com


Letter of Agreement
================================================================================

May 11, 2001

To:      James C Cassina/Investorlinks.com Inc.
From:    Elizabeth J. Kirkwood/Crossbeam.com
Subject: Letter of Agreement for web site services


This letter outlines our agreement to undertake the deconstruction and maintenance of www.investorlinks.com.
               ---------------------

1. Services
   --------

Carry out an overhaul of the site by eliminating the following sections: Tools, Register with InvestorLinks, Commentaries, Free Newsletters, Top Site Winners and Traders Bookstore.

Approach Stockhouse Media regarding continuing the private label Bullboards and Portfolio Tracker, as well as the stock Quotes.

Negotiate the termination of the services agreement between Stockhouse Media and Investorlinks.com with the objective of maintaining the current service at no cost to Investorlinks.

Communicate with current advertisers with a view to maintain a relationship during overhaul of site.

2. Fees
   ----

   Investorlinks agrees to pay Crossbeam as follows:

          Website Deconstruction:       $4,000.00

          Maintenance:                  $2,000.00 per month

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3. Terms of Payment
   ----------------

   An initial payment of $5,134 is due upon the signing of this contract. This represents the deconstruction fee and a pro rated (20/31sts) of the first months maintenance fee.

   Monthly invoices will be rendered at the first of each month during the contract.


4. Approval
   --------

   Any additional elements and fees not outlined in this contract will be submitted to Investorlinks.com Inc. for approval in writing before work is undertaken.


5. Duration of Agreement
   ---------------------

   Projects covered under this agreement will be undertaken over a six month period commencing May 11, 2001 and terminating November 30, 2001. Subject to paragraph 6, the Agreement shall automatically be renewed for additional six month terms.


6. Cancellation
   ------------

   Both Investorlinks.com. and Crossbeam.com have the right to cancel this agreement upon thirty days notice.


7. Server Access and Co-operation
   ------------------------------

   Investorlinks.com will provide Crossbeam all of the information access required for it to access the servers located in Charlottesville, Virginia. Investorlinks.com will also request the co-operation of the personnel in Charlottesville in the turnover of the site and the relocation of any computers, or otherwise from the corporate officers to the server location.


________________________                     _________________________
Crossbeam Limited                            Investorlinks.com Inc.
Elizabeth J. Kirkwood                        James C. Cassina

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